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                                                                     EXHIBIT 5.1

(LATHAM & WATKINS LLP LOGO)              53rd at Third
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                                         FIRM / AFFILIATE OFFICES
                                         Boston            New Jersey
                                         Brussels          New York
                                         Chicago           Northern Virginia
                                         Frankfurt         Orange County
                                         Hamburg           Paris
February 11, 2004                        Hong Kong         San Diego
                                         London            San Francisco
                                         Los Angeles       Silicon Valley
Dex Media West LLC                       Milan             Singapore
Dex Media West Finance Co.               Moscow            Tokyo
198 Inverness Drive West                                   Washington, D.C.
Englewood, Colorado 80112
                                         File No. 035567-0001

         Re: Dex Media West LLC and Dex Media West Finance Co. Registration Statement on Form S-4 with respect to $385,000,000 Principal Amount of 8 1/2% Senior Notes due 2010 and $780,000,000 Principal Amount of 9 7/8% Senior Subordinated Notes due 2013


Ladies and Gentleman:

         In connection with the registration of $385,000,000 aggregate principal amount of 8 1/2% Senior Notes due 2010 (the "Senior Exchange Notes") and $780,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2013 (the "Senior Subordinated Exchange Notes," and, together with the Senior Exchange Notes, the "Exchange Notes") by Dex Media West LLC, a Delaware limited liability company (the "Company"), and Dex Media West Finance Co., a Delaware corporation ("Dex West Finance," and, together with the Company, the "Issuers"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on February 11, 2004 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Senior Exchange Notes will be issued pursuant to a senior note indenture, and the Senior Subordinated Exchange Notes will be issued pursuant to a senior subordinated note indenture (together, the "Indentures"), each dated August 29, 2003, among the Company, Dex West Finance and U.S. Bank National Association, as trustee (the "Trustee").

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Issuers in connection with the authorization and issuance of the Exchange Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, along with other documents, the following:

         (a) the Indentures; and


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         (b) forms of Exchange Notes.

         The documents described in paragraphs (a) and (b) above are referred to herein collectively as the "Transaction Documents."

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

         Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Exchange Notes have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Issuers, and when executed, authenticated and delivered by or on behalf of the Issuers against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

         The opinion rendered above relating to the enforceability of the Exchange Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

         We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Issuers under the Indentures and the Exchange Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

         To the extent that the obligations of the Issuers under the Indentures may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indentures; that the Indentures have been duly authorized, executed and delivered by the Trustee and constitute the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in


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accordance with their terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indentures, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

                                             Very truly yours,

                                             /s/ Latham & Watkins LLP